Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of October 27, 2020 (the “Effective Date”), by and between LONGBOARD PHARMACEUTICALS, INC., a Delaware corporation (“Licensee”), and ARENA PHARMACEUTICALS INC., a Delaware corporation (“Licensor”).

RECITALS

WHEREAS, Licensor has rights to certain Licensed Products (defined below) currently being developed for neurological indications in humans;

WHEREAS, Licensee is a new company established to engage in the research, development and commercialization of pharmaceutical products for certain neurological indications in humans; and

WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, an exclusive worldwide license under the applicable Licensed Technology (defined below) to further develop and commercialize Licensed Products in the applicable Field (defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor hereby agree as follows:

1.	DEFINITIONS

1.1    “2A Compound” shall mean any of the compounds designated on Exhibit 1.1, and any salt, solvate, hydrate, intermediate, pro-drug or metabolite thereof.

1.2    “2A Field” shall mean all therapeutic, prophylactic, and diagnostic uses for any CNS Indication.

1.3    “2A Know-How” shall mean all Information that is specific to any 2A Compound (including data from preclinical studies of 2A Product), which Information is Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful to develop, have developed, make, have made, use, sell, have sold, offer for sale and import any 2A Compound or 2A Product in the 2A Field.

1.4    “2A License” shall mean the license granted by Licensor to Licensee pursuant to Section 2.1(d).

1.5    “2A Patents” shall mean all Patents Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term, including Licensor’s rights in any Joint Patents, that claim the composition of matter of any 2A Compound (or 2A Product) or its manufacture or use in the 2A Field. 2A Patents existing as of the Effective Date are set forth in Exhibit 1.5.

1

1.6    “2A Product” shall mean any pharmaceutical product, in any dosage strength or formulation, containing a 2A Compound as an active pharmaceutical ingredient.

1.7    “2A Technology” shall mean the 2A Know-How and 2A Patents.

1.8    “AAA” shall have the meaning provided in Section 11.2(a).

1.9    “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party or another entity. For the purpose of this definition only, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or exercises equivalent influence over such entity. For purposes of this Agreement, Licensee shall not be considered an Affiliate of Licensor, and Licensor and its Affiliates shall not be considered Affiliates of Licensee.

1.10    “Aggregate Annual Net Sales” of a Licensed Product shall mean aggregate Net Sales of such Licensed Product by Licensee and its Affiliates and Sublicensees in the Territory in a calendar year.

1.11    “AN143 Compound” shall mean the compound designated on Exhibit 1.11, and any salt, solvate, hydrate, intermediate, pro-drug or metabolite thereof.

1.12    “AN143 Field” shall mean all therapeutic, prophylactic, and diagnostic uses for any CNS Indication.

1.13    “AN143 Know-How” shall mean all Information that is specific to any AN143 Compound (including data from preclinical studies of AN143 Product), which Information is Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful to develop, have developed, make, have made, use, sell, have sold, offer for sale and import any AN143 Compound or AN143 Product in the AN143 Field.

1.14    “AN143 License” shall mean the license granted by Licensor to Licensee pursuant to Section 2.1(a).

1.15    “AN143 Patents” shall mean all Patents Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term, including Licensor’s rights in any Joint Patents, to the extent of claims solely directed to the composition of matter of any AN143 Compound (or AN143 Product) or its manufacture or use in the AN143 Field. For clarity, to the extent that any Patent Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term includes claims directed to an AN143 Compound (or AN143 Product) and one or more compounds or products other than an AN143 Compound (or AN143 Product), only the claims solely directed to an AN143 Compound (or AN143 Product) or its manufacture or use in the AN143 Field shall be included as an AN143 Patent, and any claims directed to both an AN143 Compound (or AN143 Product) and one or more other compounds or products other than an AN143 Compound (or AN143 Product) shall not be an AN143 Patent. AN143 Patents existing as of the Effective Date are set forth in Exhibit 1.15.

2.

1.16    “AN143 Product” shall mean any pharmaceutical product, in any dosage strength or formulation, containing an AN143 Compound as an active pharmaceutical ingredient.

1.17    “AN143 Technology” shall mean the AN143 Know-How and AN143 Patents.

1.18    “AN352 Compound” shall mean the compound designated on Exhibit 1.18, and any salt, solvate, hydrate, intermediate, pro-drug or metabolite thereof, and any other compounds identified in the composition of matter claims in Licensor’s PCT application directed to the compound designated on Exhibit 1.18.

1.19    “AN352 Field” shall mean all therapeutic, prophylactic, and diagnostic uses in humans.

1.20    “AN352 Know-How” shall mean all Information that is specific to any AN352 Compound (including data from preclinical studies of AN352 Product), which Information is Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful to develop, have developed, make, have made, use, sell, have sold, offer for sale and import any AN352 Compound or AN352 Product in the AN352 Field.

1.21    “AN352 License” shall mean the license granted by Licensor to Licensee pursuant to Section 2.1(b).

1.22    “AN352 Patents” shall mean all Patents Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term, including Licensor’s rights in any Joint Patents, that claim the composition of matter of any AN352 Compound (or AN352 Product) or its manufacture or use in the AN352 Field. AN352 Patents existing as of the Effective Date are set forth in Exhibit 1.22.

1.23    “AN352 Product” shall mean any pharmaceutical product, in any dosage strength or formulation, containing an AN352 Compound as an active pharmaceutical ingredient.

1.24    “AN352 Technology” shall mean the AN352 Know-How and AN352 Patents.

1.25    “AN659 Compound” shall mean the compound designated on Exhibit 1.25, and any salt, solvate, hydrate, intermediate, pro-drug or metabolite thereof.

1.26    “AN659 Field” shall have the meaning set forth in Appendix A.

1.27    “AN659 Know-How” shall mean all Information that is specific to any AN659 Compound (including data from preclinical studies of AN659 Product), which Information is Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful to develop, have developed, make, have made, use, sell, have sold, offer for sale and import any AN659 Compound or AN659 Product in the AN659 Field.

3.

1.28    “AN659 License” shall mean the licenses granted by Licensor to Licensee pursuant to Section 2.1(c).

1.29    “AN659 Patents” shall mean all Patents Controlled by Licensor or any of its Current Affiliates as of the Effective Date or during the Term, including Licensor’s rights in any Joint Patents, that claim the composition of matter of any AN659 Compound (or AN659 Product) or its manufacture or use in the AN659 Field. AN659 Patents existing as of the Effective Date are set forth in Exhibit 1.29.

1.30    “AN659 Product” shall mean any pharmaceutical product, in any dosage strength or formulation, containing an AN659 Compound as an active pharmaceutical ingredient.

1.31    “AN659 Technology” shall mean the AN659 Know-How and AN659 Patents.

1.32    “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person, including the FCPA, Export Control Laws and other comparable laws.

1.33    “Bankruptcy Laws” shall have the meaning provided in Section 9.5.

1.34    “Beacon Agreement” shall have the meaning provided in Section 3.8.

1.35    “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in the State of California, U.S.

1.36    “Change in Control” shall have the meaning provided in Section 3.9.

1.37    “CNS Indication” shall have the meaning set forth in Appendix A.

1.38    “Combination Product” shall mean any Licensed Product that contains or comprises both (a) a Licensed Compound, and (b) at least one other active ingredient(s), whether packaged together or in a single finished dosage form.

1.39    “Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligation under this Agreement to conduct a particular activity, that level of efforts and resources required to carry out such obligation consistent with the diligence efforts a company engaged in research and development in the pharmaceutical or biotechnology industry of comparable size and having adequate resources to fund anticipated research and development activities devotes to a compound or product at a similar stage of development or commercialization, taking into account measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such compound or product, the regulatory structure involved, the market potential of such compound or product, industrial standards in manufacturing and supplying pharmaceutical products and its components, and other relevant factors, including comparative technical, legal, scientific or medical factors. Commercially Reasonable Efforts requires that a Party, at a minimum, (a) [***], (b) [***], and (c) [***], in each case, [***], and [***] and then [***].

4.

1.40    “Confidential Information” shall mean all Information or other proprietary scientific, marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates and which one Party or any of its Affiliates has furnished or made available to the other Party or its Affiliates, whether in oral, written or electronic form.

1.41    “Control” (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a Party or Third Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.42    “Current Affiliates” shall mean any Affiliate of Licensor that exists as of the Effective Date, other than Licensee.

1.43    “Development Plan” shall have the meaning provided in Section 3.1(b).

1.44    “Effective Date” shall have the meaning provided in the introductory paragraph of this Agreement.

1.45    “Elected Patents” shall have the meaning provided in Section 8.2(a)(ii).

1.46    “Executive Officers” shall mean a senior executive officer (or his or her delegate) of Licensor and the Chief Executive Officer of Licensee.

1.47    “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.48    “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended.

1.49    “Field” shall mean the AN143 Field, AN352 Field, AN659 Field or 2A Field, as applicable for each of the AN143 Products, AN352 Products, AN659 Products and 2A Products, respectively.

1.50    “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale by Licensee or its Affiliate or Sublicensee for end use or consumption of such Licensed Product in a country in the Territory after the governing Regulatory Authority of such country has granted Regulatory Approval of such Licensed Product.

5.

1.51    “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.52    “Indemnitee” shall have the meaning provided in Section 10.3.

1.53    “Indemnitor” shall have the meaning provided in Section 10.3.

1.54    “Information” shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results and descriptions

1.55    “Invention” shall mean any discovery or invention, whether or not patentable, relating to any Licensed Compound or any Licensed Product or its manufacture or use made in the course of any development, manufacturing, regulatory or commercialization activities contemplated by this Agreement.

1.56    “Joint Discovery Committee” shall have the meaning provided in Section 3.8.

1.57    “Joint Patent” shall have the meaning provided in Section 8.1.

1.58    “License” shall mean the AN143 License, AN352 License, AN659 License or 2A License, as applicable.

1.59    “Licensed Compounds” shall mean the AN143 Compounds, AN352 Compounds, AN659 Compounds or 2A Compounds, as applicable.

1.60    “Licensed Know-How” shall mean the AN143 Know-How, AN352 Know-How, AN659 Know-How or 2A Know-How, as applicable.

1.61    “Licensed Patents” shall mean the AN143 Patents, AN352 Patents, AN659 Patents or 2A Patents, as applicable.

1.62    “Licensed Product Family” shall mean each of AN143 Products as a group, AN352 Products as a group, AN659 Products as a group, or 2A Products as a group.

1.63    “Licensed Products” shall mean the AN143 Products, AN352 Products, AN659 Products or 2A Products, as applicable.

1.64    “Licensed Technology” shall mean the AN143 Technology, AN352 Technology, AN659 Technology or 2A Technology, as applicable.

6.

1.65    “Licensee Know-How” shall mean all Information with respect to any Licensed Compound or Licensed Product, which Information is Controlled by Licensee or any of its Affiliates during the Term, including all Information relating to any Licensed Compound or Licensed Product developed or generated in the course of any development, manufacturing, regulatory or commercialization activities by or on behalf of Licensee or any of its Affiliates contemplated by this Agreement.

1.66    “Licensee Patents” shall mean all Patents Controlled by Licensee or any of its Affiliates during the Term, which Patents claim the composition of matter, manufacture or use of any Licensed Compound (or Licensed Product), including all Patents that claim any Invention relating to any Licensed Product or its manufacture or use made, either solely or jointly with others, by one or more employees or agents of Licensee, its Affiliates or other persons acting under its authority; provided that Licensee Patents exclude any Joint Patents and any Patents within the New Compound IP.

1.67    “Licensee Technology” shall mean the Licensee Know-How and Licensee Patents.

1.68    “Licensor Product” shall have the meaning set forth in Appendix A.

1.69    “MAA” shall mean an application for the authorization for marketing of a Licensed Product, including all amendments and supplements thereto, filed with any Regulatory Authority to gain approval to market a Licensed Product in a given country or group of countries.

1.70    “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Licensed Products by or on behalf of Licensee or any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties (other than Sublicensees), less deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Licensed Products by the Selling Party in accordance with U.S. generally accepted accounting principles or international financial reporting standards, in either case, consistently applied throughout the organization of the applicable Selling Party for:

(a)    [***];

(b)    [***];

(c)    [***];

(d)    [***]; and

(e)    [***].

Sales of Licensed Products by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Licensed Products as free promotional samples in commercially reasonable amounts, consistent with prevailing industry standards, and Licensed Products used in development or regulatory activities, compassionate use, indigent programs, investigator-initiated trials or on a named patient basis shall be disregarded in determining Net Sales.

7.

In the event that a Licensed Product is sold in the form of a Combination Product, Net Sales of the Combination Product shall be determined by [***].

1.71    “New Compound IP” shall mean all Inventions relating to any Licensed Compound or its manufacture or use, including new uses or formulations of such Licensed Compound, made, either solely by or jointly with Licensee or with others, by one or more employees or agents of Licensee, its Affiliates or other persons acting under its authority, and all intellectual property rights therein, including any Patents claiming any such Inventions.

1.72    “Party” shall mean Licensee or Licensor individually, and “Parties” shall mean Licensee and Licensor collectively.

1.73    “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.74    “Regulatory Approval” shall mean any and all approvals, licenses, permits, registrations or authorizations of or from any Regulatory Authority that are necessary to market and sell a pharmaceutical product in any country or other jurisdiction.

1.75    “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.76    “ROFN Compound” shall have the meaning provided in Section 3.8.

1.77    “ROFN Field” shall have the meaning provided in Section 3.8.

1.78    “Royalty Term” shall have the meaning provided in Section 4.2.

1.79    “SEC” shall have the meaning provided in Section 6.4.

1.80    “Securities Act” means the Securities Act of 1933, as amended.

1.81    “Sublicensee” shall mean any Third Party to whom Licensee has directly or indirectly granted a sublicense under all or any portion of the License.

1.82    “Term” shall have the meaning provided in Section 9.1.

1.83    “Terminated Products” shall have the meaning provided in Section 9.3(b).

8.

1.84    “Territory” shall mean all countries in the world.

1.85    “Third Party” shall mean any entity other than Licensee and its Affiliates and Licensor and its Affiliates.

1.86    “U.S.” shall mean the United States of America and its territories and possessions.

1.87    “Valid Claim” shall mean a claim contained in (a) an issued and unexpired Patent, which claim has not been found to be unpatentable, invalid, revocable or unenforceable by a decision of a court or other authority of competent jurisdiction in the subject country, which decision is unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a Patent application that has not been irretrievably cancelled, withdrawn, abandoned or rejected. A Patent application pending for more than [***] years (including the pendency of any priority Patent applications) shall not be considered to have any Valid Claim for purposes of this Agreement unless and until a Patent with respect to such application issues with such claim.

2.	LICENSE

2.1    License Grant.

(a)    AN143. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.2, under the AN143 Technology solely to develop, make, have made, use, sell, offer for sale and import AN143 Products in the AN143 Field in the Territory during the Term. Further, Licensor grants to Licensee, with the right to convey to Sublicensees as provided in Section 2.2, a covenant not to sue under any Patents or Information (to the extent such Information was disclosed by Licensor to Licensee) owned by Licensor or its Current Affiliates (other than the AN143 Technology, which is licensed under the AN143 License) that would be infringed in the case of Patents or misappropriated in the case of Information, by the development, manufacture, use, sale, offer for sale or import of any AN143 Product in the AN143 Field in the Territory, solely to the extent necessary for Licensee and its Affiliates and Sublicensees to develop, make, have made, use, sell, offer for sale and import any AN143 Product in the AN143 Field in the Territory.

(b)    AN352. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.2, under the AN352 Technology solely to develop, make, have made, use, sell, offer for sale and import AN352 Products in the AN352 Field in the Territory during the Term. Further, Licensor grants to Licensee, with the right to convey to Sublicensees as provided in Section 2.2, a covenant not to sue under any Patents or Information (to the extent such Information was disclosed by Licensor to Licensee) owned by Licensor or its Current Affiliates (other than the AN352 Technology, which is licensed under the AN352 License) that would be infringed in the case of Patents or misappropriated in the case of Information, by the development, manufacture, use, sale, offer for sale or import of any AN352 Product in the AN352 Field in the Territory, solely to the extent necessary for Licensee and its Affiliates and Sublicensees to develop, make, have made, use, sell, offer for sale and import any AN352 Product in the AN352 Field in the Territory.

9.

(c)    AN659. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.2, under the AN659 Technology solely to develop, make, have made, use, sell, offer for sale and import AN659 Products in the AN659 Field in the Territory during the Term. Further, Licensor grants to Licensee, with the right to convey to Sublicensees as provided in Section 2.2, a covenant not to sue under any Patents or Information (to the extent such Information was disclosed by Licensor to Licensee) owned by Licensor or its Current Affiliates (other than the AN659 Technology, which is licensed under the AN659 License) that would be infringed in the case of Patents or misappropriated in the case of Information, by the development, manufacture, use, sale, offer for sale or import of any AN659 Product in the AN659 Field in the Territory, solely to the extent necessary for Licensee and its Affiliates and Sublicensees to develop, make, have made, use, sell, offer for sale and import any AN659 Product in the AN659 Field in the Territory.

(d)    2A. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.2, under the 2A Technology solely to develop, make, have made, use, sell, offer for sale and import 2A Products in the 2A Field in the Territory during the Term. Further, Licensor grants to Licensee, with the right to convey to Sublicensees as provided in Section 2.2, a covenant not to sue under any Patents or Information (to the extent such Information was disclosed by Licensor to Licensee) owned by Licensor or its Current Affiliates (other than the 2A Technology, which is licensed under the 2A License) that would be infringed in the case of Patents or misappropriated in the case of Information, by the development, manufacture, use, sale, offer for sale or import of any 2A Product in the 2A Field in the Territory, solely to the extent necessary for Licensee and its Affiliates and Sublicensees to develop, make, have made, use, sell, offer for sale and import any 2A Product in the 2A Field in the Territory.

(e)    Notwithstanding anything to the contrary in this Section 2, Licensor shall retain the exclusive right (even as to Licensee) under the Licensed Technology to develop, make, have made and use any and all intermediates, pro-drugs and metabolites within any Licensed Compound for the development, manufacture, use, sale, offer for sale or import of any Licensor Product.

2.2    Sublicense and Subcontract Rights.

(a)    Right to Sublicense. Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses under the License and to convey rights under the covenants not to sue granted in Section 2.1 to an Affiliate of Licensee or a Third Party, subject to, if such grant or conveyance is within [***] [(***)] months of the Effective Date, prior written consent of Licensor, which shall not be unreasonably withheld.

10.

(b)    Right to Subcontract. Subject to the terms and conditions of this Agreement, Licensee shall have the right to subcontract its activities with respect to any Licensed Product to its Affiliates, contractors and any other Third Party.

(c)    Sublicense and Subcontract Terms. Any sublicense and subcontract granted by Licensee under this Agreement shall be (i) in writing and (ii) subject and subordinate to, and consistent with, the terms and conditions of this Agreement. Licensee shall provide Licensor with a copy of any sublicense agreement entered into with a Sublicensee, and any amendment thereto, within [***] days of its execution (provided that Licensee may redact any confidential information contained therein that is not necessary to ascertain compliance with this Agreement). Licensee shall be responsible for the compliance of its Affiliates, Sublicensees and subcontractors with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its Affiliates, Sublicensees and subcontractors with the terms of the sublicense agreement.

2.3    Negative Covenants.

(a)    Each Party hereby covenants that it will not, and will not permit its Affiliate, Sublicensee or other Third Party to, directly or indirectly use or practice (a) the AN143 Technology outside the AN143 License, (b) the AN352 Technology outside the AN352 License, (c) the AN659 Technology outside the AN659 License or (d) the 2A Technology outside the 2A License. Licensee further covenants that it will not, and will not permit its Affiliate, Sublicensee or other Third Party to, directly or indirectly use or practice the AN352 Technology in weight loss, weight management, or obesity, but only so long as Licensee is an Affiliate of Licensor.

(b)    Licensee grants to Licensor, with the right to convey to licensees or sublicensees of rights to any Licensor Product, a covenant not to sue under the Licensee Technology that would be infringed in the case of Patents or misappropriated in the case of Information, by the development, manufacture or use of any intermediate, pro-drug or metabolite within any Licensed Compound, solely to the extent necessary for Licensor and its Affiliates and licensees to develop, make, have made and use any intermediate, pro-drug or metabolite within any Licensed Compound for the development, manufacture, use, sale, offer for sale or import of any Licensor Product.

2.4    No Implied Licenses. No right or license under any Patents or Information of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.5    Licensed Know-How.

(a)    Data Access. Throughout the Term, Licensor shall make available to Licensee at Licensee’s expense all information that describes or contains Licensed Know-How that may from time to time come into Licensor’s possession as necessary for Licensee to practice the License.

(b)    Access to Personnel. Upon Licensee’s request and prior written consent, Licensor shall provide Licensee reasonable access to Licensor employees and consultants familiar with the Licensed Compounds and Licensed Know-How, as reasonably necessary to provide such information as necessary for Licensee to practice its License.

11.

3.	DEVELOPMENT, REGULATORY AND COMMERCIALIZATION MATTERS

3.1    Development.

(a)    Conduct of Development Activities. Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for all development activities with Licensed Products in the applicable Field in the Territory.

(b)    Development Plan. Licensee shall prepare a written development plan, summarizing the development activities with the Licensed Products in the applicable Field to be conducted by Licensee (itself and through its Affiliates and Sublicensees, as applicable), and the timeline regarding such activities (as may be amended, the “Development Plan”). An initial Development Plan is attached to this Agreement as Appendix B. Licensee shall review from time to time and, as appropriate, prepare an update to the then-current Development Plan that reflects any material changes with respect to development of Licensed Products and send such updated Development Plan to Licensor for review. Licensee shall give good faith consideration to any written comments provided by Licensor with respect to any updated Development Plan but shall retain sole control over decisions with regard to the Development Plan and any changes thereto. Licensee or its Affiliates or Sublicensees, as applicable, shall conduct development of Licensed Compounds and Licensed Products in accordance with the then-current Development Plan.

(c)     Data Sharing. If any data or information relating to any intermediate, pro-drug or metabolite within any Licensed Compound is generated in the course of development activities with any of the Licensed Products, Licensee shall promptly share such data or information with Licensor and Licensor and its Affiliates, licensees and sublicensees shall have the right to use and disclose such data or information as reasonably necessary to comply with their obligations with respect to the preparation, filing, obtaining and maintenance of Regulatory Approvals for any Licensor Products.

3.2    Regulatory. Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for all regulatory activities with respect to Licensed Products in the applicable Field in the Territory, including formulating regulatory strategy and preparing, filing, obtaining and maintaining Regulatory Approvals for Licensed Products in the applicable Field in the Territory, shall be the holder of all Regulatory Approvals for Licensed Products in the applicable Field in the Territory, and shall have responsibility for interactions with Regulatory Authorities with respect to Licensed Products in the applicable Field in the Territory. Licensee shall keep Licensor regularly and fully informed of the preparation and Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Licensed Products in the applicable Field in the Territory. Licensor shall have the right to comment on all major regulatory filings and documents (including INDs, Drug Approval Applications, material labeling supplements, Regulatory Authority meeting requests, and core data sheets) with respect to Licensed Products in the applicable Field in the Territory to the extent such regulatory filings and documents contain information or data regarding Licensor’s compounds other than the Licensed Compounds, in advance of submission by Licensee,

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and Licensee shall consider in good faith any such comments of Licensor. In addition, Licensee shall promptly provide Licensor with copies of all material documents, information and correspondence received by Licensee (or its Affiliate or Sublicensee) from a Regulatory Authority and upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Licensed Compounds, Licensed Products or activities under this Agreement.

3.3    Manufacture and Supply. Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its cost and expense, for the manufacture and supply of Licensed Compound or Licensed Product for commercial use in the Territory.

3.4    Commercialization. Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for marketing, selling, offer for sale, distributing, promoting and otherwise commercializing Licensed Products in the applicable Field in the Territory, in accordance with the terms and conditions of this Agreement.

3.5    Compliance with Applicable Laws. Licensee shall conduct, and shall cause its Affiliates and Sublicensees to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Licensed Compounds and Licensed Products in the applicable Field in the Territory in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

3.6    Diligence. Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall use Commercially Reasonable Efforts to develop and conduct regulatory activities with respect to an AN143 Product, an AN659 Product and an 2A Product in the applicable Field in the Territory, seek Regulatory Approval of each such Licensed Product in the U.S. and the European Union and, following receipt of Regulatory Approval for any such Licensed Product in the applicable Field in any country or other regulatory jurisdiction, to promote, market, sell and distribute, and to meet market demand for, such Licensed Product in the applicable Field in such country or other jurisdiction in the Territory.

3.7    Disclosures by Licensee. Until receipt by Licensee or its Affiliate or Sublicensee of Regulatory Approval in any country or other regulatory jurisdiction in the Territory, Licensee shall keep Licensor appropriately informed about Licensee’s and its Affiliates’ and Sublicensees’ development, clinical trial progress and commercialization efforts with respect to Licensed Products in the applicable Field in such country or regulatory jurisdiction in the Territory. Without limiting the generality of the foregoing, Licensee shall provide Licensor with prompt written notice of the following:

(a)    plans, and any material changes in such plans, for and filing of an IND for any Licensed Product in the applicable Field in the Territory;

(b)    plans, and any material changes in such plans, for and initiation of any clinical trial of any Licensed Product in the applicable Field in the Territory;

(c)    plans, and any material changes in such plans, for and termination of development of any Licensed Product in the applicable Field in the Territory;

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(d)    plans, and any material changes in such plans, for and filing of any MAA for any Licensed Product in the applicable Field in the Territory;

(e)    receipt of approval of any MAA for any Licensed Product in the applicable Field in the Territory;

(f)     any information concerning a serious adverse event or other observations that may reasonably lead to a clinical hold or suspension of a clinical trial for any Licensed Product;

(g)    imposition of a clinical hold, suspension of a clinical trial or receipt of notice of any regulatory or quality violation from a Regulatory Authority with respect to any Licensed Product in the applicable Field in the Territory; and

(h)    any other significant development or commercialization plans, activities or results with respect to Licensed Products in the applicable Field in the Territory.

As long as Licensor has a representative on Licensee’s Board of Directors, any reporting or disclosure requirements under this Section 3.7(a)-(e) or (h), or Section 3.2 may be satisfied by reporting or disclosing the required information to Licensee’s Board of Directors during a time when such representative is present, so long as such information is also provided in a [***] report.

Licensee shall provide Licensor with [***] written reports summarizing in reasonable detail Licensee’s and its Affiliates’ and Sublicensees’ development and commercialization efforts with respect to Licensed Products in the applicable Field during the applicable [***] period (including a description of (i) the development and commercialization efforts it has performed, or caused to be performed, since the preceding report (including any filings, submissions, communications or meetings with any Regulatory Authorities), (ii) its development and commercialization activities in process, and (iii) the future activities it expects to initiate during the then-current calendar year (including any filings, submissions, communications or meetings with any Regulatory Authorities), including with respect to clauses (ii) and (iii), (x) the estimated timeline for the completion of such activities and (y) whether it plans to subcontract any such activities).

3.8    Right of First Negotiation. The Parties acknowledge that the License and Collaboration Agreement by and between Beacon Discovery, Inc. and the Licensor dated January 1, 2020 (the “Beacon Agreement”) will remain with Licensor; provided that, for the avoidance of doubt, Licensor shall have no obligation to maintain the Beacon Agreement in effect. The Parties shall establish a joint committee (“Joint Discovery Committee”) composed of [***] [(***)] representatives of each Party and meet as reasonably agreed by the Parties. The Joint Discovery Committee shall review select compounds that arise under the Beacon Agreement and are identified by Licensor as having potential utility for a CNS Indication, and decide whether to designate such compound for investigation by the Licensee (each such designated compound, an “ROFN Compound”). Licensor hereby grants to Licensee the exclusive first right to negotiate in good faith with Licensor for a license to any ROFN Compound. If, after the Effective Date, Licensee wishes to exclusively license rights to such ROFN Compounds in the ROFN Field (as defined below), Licensee shall provide written notice to Licensor identifying the ROFN

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Compound that Licensee wishes to license, and Licensor and Licensee agree to negotiate such license in good faith for [***] [(***)] days from the designation . The “ROFN Field” shall mean all therapeutic, prophylactic, and diagnostic uses for any CNS Indication.

3.9    Licensor Change in Control. Upon a Change in Control, (a) the obligations of Licensee under Section 3.1(b), the third and fourth sentence of Section 3.2 and Section 3.6 shall terminate, (b) Licensee may satisfy all disclosure and notification requirements of Licensee under Section 3.7 through the [***] written reports provided for therein (except with respect to Section 3.7(g), which shall continue to require prompt written notice), and (c) Licensor’s right to consent to sublicenses as set forth in Section 2.2(a) shall terminate. “Change in Control” means any of the following transactions consummated by Licensor: (a) a sale or other disposition of all or substantially all of the assets of Licensor to a Third Party; (b) any consolidation, merger or reorganization of Licensor in which the holders of the voting securities of Licensor outstanding immediately prior to consummation of such consolidation, merger or reorganization cease to own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after consummation such consolidation, merger or reorganization; or (c) any transaction or series of related transactions in which a Third Party or group of Third Parties acting in concert acquires more than fifty percent (50%) of the voting securities of Licensor; provided that a Change in Control will not include (i) any transaction effected exclusively to change the domicile of Licensor, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Licensor or any successor, or indebtedness of Licensor is cancelled or converted, or a combination thereof.

4.	PAYMENTS

4.1    Royalties. Licensee shall pay a [***]% royalty to Licensor on incremental Aggregate Annual Net Sales of each AN352 Product in each calendar year, and a [***]% royalty to Licensor on incremental Aggregate Annual Net Sales of each Licensed Product other than AN352 Products in each calendar year.

4.2    Royalty Term. Royalties due under Section 4.1 shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory with respect to Net Sales of a Licensed Product in a country in the Territory during the period of time commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the later of: (a) 10 years from the date of First Commercial Sale of such Licensed Product in such country; and (b) expiration of the last-to-expire Valid Claim of the Licensed Patents (including any Joint Patents) covering the manufacture, use or sale of such Licensed Product in such country (the “Royalty Term”). On a Licensed Product-by-Licensed Product and country-by-country basis in the Territory, upon expiration of the Royalty Term for a Licensed Product in a country, the License with respect to such Licensed Product in such country, and the covenant not to sue with respect to such Licensed Product in such country, shall become fully-paid, irrevocable and perpetual and shall survive expiration or termination of this Agreement.

4.3    Royalty Adjustment. During any part of the Royalty Term for a Licensed Product in which there is no Valid Claim of the Licensed Patents in the country of sale claiming such Licensed Product or the Licensed Compound contained therein, or the manufacture or use of such

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Licensed Product or Licensed Compound contained therein, in such country the royalty payable with respect to Net Sales of such Licensed Product in such country shall be reduced by [***]%, which reduction will be calculated by determining the portion of total Net Sales of the relevant Licensed Product in a calendar quarter that is attributable to the country in which such reduction applies, and determining the total royalties for such Licensed Product without reduction, and then reducing by [***]% the applicable portion (based on Net Sales of such Licensed Product in such country as a percentage of total Net Sales of such Licensed Product) of total royalties attributable to such Licensed Product in such country.

4.4    Third Party Licenses. The Licenses will be subject to payments due and payable to any Third Party from whom the applicable intellectual property rights have been licensed or acquired by Licensor (“Third Party Owner”) for the practice of any such License by or on behalf of Licensee or its Affiliates or Sublicensees. Each Party shall promptly notify the other Party if it becomes aware of any intellectual property rights of any Third Party Owner that relate specifically to any Licensed Product or its manufacture or use. If Licensor comes to Control Patents or other intellectual property rights of any Third Party Owner after the Effective Date that relate specifically to a Licensed Product or its manufacture or use, Licensor shall notify Licensee in writing of such intellectual property rights, including a description thereof and any payments that Licensor is obligated to pay in connection with the grant, maintenance or exercise of the sublicense of such rights to Licensee. Such intellectual property rights will be sublicensed to Licensee only if Licensee provides Licensor with written notice in which: (i) Licensee consents to adding such intellectual property rights to the definition of Licensed Technology; (ii) Licensee agrees to be responsible for all payments that would be owed under such agreement between Licensor and such Third Party Owner (as disclosed to Licensee) due to Licensor’s granting a sublicense to Licensee or Licensee’s practice of such sublicense; and (iii) Licensee acknowledges in writing that its sublicense is subject to the applicable terms and conditions of such agreement between Licensor and such Third Party Owner.

5.	PAYMENT; RECORDS; AUDITS

5.1    Payment; Reports. Royalties shall be calculated and reported for each calendar quarter. Licensee shall, within five Business Days after the end of each calendar quarter, provide Licensor a good faith estimate of the royalties due for such calendar quarter. Licensee shall pay Licensor the royalties due within 45 days after the end of such calendar quarter. Each payment shall be accompanied by a report of Net Sales of each Licensed Product by Licensee and its Affiliates and Sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of each Licensed Product on a country-by-country basis, including deductions as applicable to calculate Net Sales the royalty payable, the method used to calculate the royalties, and the exchange rates used to calculate the royalties.

5.2    Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Licensor, unless otherwise specified in writing by Licensor.

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5.3    Income Tax Withholding. Licensor will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required by Applicable Laws to be withheld by Licensee from any payment made to Licensor under this Agreement, Licensee will (a) deduct such taxes from the payment made to Licensor, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Licensor and certify its receipt by the taxing authority within 30 days following such payment. For purposes of this Section 5.3, each Party agrees to provide the other with reasonably requested assistance to enable the due deduction by the paying Party and appropriate recovery by the other Party, which assistance includes, but is not limited to, provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. If Licensor assigns, transfers or otherwise disposes of some or all of its rights and obligations under this Agreement to any other entity and if, as a result of such action, the withholding taxes required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable to Licensor’s assignee or transferee under this Agreement shall be limited to the amount that would have been payable to Licensor had no such assignment, transfer or disposal occurred. If Licensee assigns, transfers or otherwise disposes of some or all of its rights and obligations under this Agreement to any other entity and if, as a result of such action, the withholding taxes required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable by Licensee’s assignee or transferee under this Agreement shall be increased to ensure that Licensor receives the amount that would have been payable to Licensor had no such assignment, transfer or disposal occurred and it shall be a condition precedent to any such assignment, transfer or disposal that such assignee or transferee shall assume Licensee’s withholding and payment obligations as set forth in this Section 5.3.

5.4    Records; Audits. Licensee shall keep, and require its Affiliates and Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Licensor pursuant to this Agreement. Such books and records shall be kept for at least [***]. Licensor shall have the right to cause an independent, certified public accountant reasonably acceptable to Licensee to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than the preceding [***]. Such audits may be exercised during normal business hours upon reasonable prior written notice to Licensee. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than [***]% of the amount of royalties or other payments due under this Agreement for any applicable [***], in which case, Licensee shall bear the cost of such audit and shall promptly remit to Licensor the amount of any underpayment. Any overpayment by Licensee revealed by an audit shall be [***] against future payment owed by Licensee to Licensor (and if no further payments are due, shall be refunded by Licensor at the request of Licensee).

5.5    Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum that is [***] on the last Business Day of the applicable calendar quarter prior to the date on which such payment is due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

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6.	CONFIDENTIALITY

6.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). All New Compound IP shall be Confidential Information of Licensor, and Licensor shall be deemed the Disclosing Party and Licensee shall be deemed the Receiving Party with respect thereto. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

6.2    Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its written prior records (provided that this clause (b) shall not apply to Licensee as the Receiving Party with respect to New Compound IP); (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party, as evidenced by its contemporaneously-maintained written records.

6.3    Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing or prosecuting Patents as permitted by this Agreement;

(b)    enforcing such Party’s rights under this Agreement;

(c)    prosecuting or defending litigation as permitted by this Agreement;

(d)    complying with applicable court orders or governmental regulations, including from Regulatory Authorities;

(e)    disclosure to Affiliates, actual and potential licensees and Sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information

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in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or Sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6; and

(f)    disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.3(c) or Section 6.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4    Public Announcements.

(a)    Press Releases. Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), Licensee shall not make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of Licensor, which shall not be unreasonably withheld or delayed; provided that Licensee may make any public statement, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by Licensor pursuant to this Section 6.4 and which do not reveal non-public information about Licensor. In the event of a required public announcement, to the extent practicable under the circumstances, Licensee making such announcement shall provide Licensor with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford Licensor a reasonable opportunity to review and comment upon the proposed text.

(b)    Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

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6.5    Publication. During the Term, Licensee will submit to Licensor copies of each academic, scientific or medical publication or presentation proposed by Licensee that contains or refers to the Licensed Technology or relates to any Licensed Compound or Licensed Product at least 30 days in advance of submitting such proposed publication or presentation to a publisher or other Third Party. Licensor will notify Licensee in writing within 30 days after receipt of the proposed publication or presentation if Licensor wishes to: (a) remove its Confidential Information (including with respect to Licensor’s compounds other than the Licensed Compound) from such proposed publication or presentation, in which event Licensee shall redact or otherwise modify the proposed publication or presentation to remove such Confidential Information of Licensor; or (b) request a reasonable delay in publication or presentation in order to protect patentable information, in which event Licensee shall delay the publication or presentation for a period of no more than 60 days to enable patent applications to be filed in accordance with this Agreement. For clarity, if Licensor fails to notify Licensee during the 30-day review period as provided this Section 6.5, Licensee shall be free to proceed with the proposed publication or presentation. With reasonable advance notice, Licensee may request, and Licensor shall reasonably cooperate with, Licensor’s filing of a patent application mutually acceptable to the Parties to be promptly made related to, and in anticipation of, public disclosure of patentable information that contains or refers to the Licensed Technology or relates to any Licensed Compound or Licensed Product.

6.6    Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

6.7    Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 6. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 6.

7.	REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a)    It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)    It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and

(c)    This Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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7.2    Additional Licensor Representations and Warranties. Licensor represents and warrants to Licensee, as of the Effective Date, as follows:

(a)    Licensor (i) has the right to grant the License and the other rights that it purports to grant in Section 2.1; and (ii) has not granted any right to any Third Party that would conflict with the License or rights granted to Licensee hereunder;

(b)    There are no agreements in effect as of the Effective Date between Licensor and a Third Party under which rights with respect to the Licensed Technology has been licensed to Licensor;

(c)    To the knowledge of Licensor, no reexamination, reissue, interference, invalidity, opposition, post-grant, nullity or similar claim or proceeding is pending or threatened with respect to any Licensed Patent;

(d)    Exhibit 1.15 attached hereto lists all AN143 Patents as of the Effective Date, Exhibit 1.22 attached hereto lists all AN352 Patents as of the Effective Date, Exhibit 1.29 attached hereto lists all AN659 Patents as of the Effective Date and Exhibit 1.5 attached hereto lists all 2A Patents as of the Effective Date;

(e)    Licensor is not a party to any legal action, suit or proceeding relating to the Licensed Technology or any Licensed Compound or Licensed Product, nor has Licensor received any written communication from any Third Party, including any Regulatory Authority or other government agency, threatening such action, suit or proceeding; and

(f)    Licensor is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory, and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any Licensed Compound or Licensed Product.

7.3    Additional Licensee Representations and Warranties. Licensee represents and warrants to Licensor, as of the Effective Date, neither Licensee nor any of its Affiliates is debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory.

7.4     Licensee Covenants. In addition to any covenants made by Licensee elsewhere in this Agreement, Licensee hereby covenants to Licensor as follows:

(a)    during the Term, Licensee will not grant to any Third Party any license or other right with respect to any Licensed Compound, Licensed Product or Licensee Technology in derogation of the license and rights granted to Licensor hereunder;

(b)    Licensee will not knowingly, during the Term, employ or use the services of any person who is debarred or disqualified in connection with activities relating to any Licensed Compound or Licensed Product; and in the event that Licensee becomes aware of the debarment

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or disqualification or threatened debarment or disqualification of any person providing services to Licensee with respect to any activities relating to any Licensed Compound or Licensed Product, Licensee will immediately notify Licensor in writing and Licensee will cease employing, contracting with, or retaining any such person to perform any services relating to any Licensed Compound or Licensed Product;

(c)    Licensee will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Licensee, nor will Licensee directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Licensee’s obligations under this Agreement;

(d)    Licensee and its employees and contractors, in connection with the performance of Licensee’s obligations under this Agreement, shall not cause Licensor to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws, and shall not engage in activities that are adverse to U.S. national security interests;

(e)    Licensee has in place an anti-corruption and anti-bribery policy and in connection with the performance of its obligations under this Agreement, Licensee shall comply and shall cause its and its Affiliates’ employees to comply with Licensee’s policy; and

(f)    Licensee shall immediately notify Licensor if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of its obligations under this Agreement.

7.5    Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors or, in the case of Licensee, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.

7.6    Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER AND THE ASSISTANCE TO BE PROVIDED BY ANY OF THE PARTIES TO THE OTHER HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OBTAINING SUCCESSFUL RESULTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

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7.7    Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 4, OR LIABILITY FOR BREACH OF ARTICLE 6, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.7 shall not be construed to limit either Party’s indemnification obligations under Article 10.

8.	INTELLECTUAL PROPERTY

8.1    Ownership of Inventions. As between the Parties, Licensor is the owner of all right, title and interest in and to the Licensed Technology, and Licensee is the owner of all right, title and interest in and to the Licensee Technology. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority; provided that all right, title and interest in and to any New Compound IP shall be solely owned by Licensor (and included in Licensed Technology subject to the License as applicable), and Licensee hereby assigns to Licensor all right, title and interest in and to the New Compound IP. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or its Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent rights therein (“Joint Patents”), in each case excluding any such Inventions and Patents in the New Compound IP. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patents without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

8.2    Patent Prosecution and Maintenance. For purposes of this Section 8.2, the terms “prosecute,” “prosecuting” and “prosecution,” when used in reference to any Patent, shall be deemed to include, without limitation, control of any interferences, reissue proceedings, post-grant proceedings, oppositions and reexaminations with respect to such Patent, subject to Sections 8.3(d) and 8.4.

(a)    Licensed Patents.

(i)    Licensor shall have the first right, but not the obligation, at Licensee’s expense (including attorneys’ fees), to control the preparation, filing, prosecution (including any interferences, reissue proceedings, post-grant proceedings, oppositions and reexaminations) and maintenance of the Licensed Patents (excluding its interest in any Joint Patents but including any Patents within the New Compound IP). Licensee shall compensate such expenses pursuant to a shared service agreement between the Parties. Licensor shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensed Patents, including the countries in the Territory in which it intends to file, maintain or abandon a given Licensed Patent. Licensor will notify Licensee of all warning letters, conflict proceedings, interferences, reissue proceedings, post-grant proceedings,

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oppositions and reexaminations or any other material challenge relating to a given Licensed Patent. Licensor will consult with, and consider in good faith, the requests and suggestions of, Licensee with respect to strategies for filing and prosecuting such Licensed Patents. In the event that Licensor desires to abandon or cease prosecution or maintenance of any Licensed Patent, Licensor shall provide reasonable prior written notice to Licensee of such intention (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Licensed Patent with the applicable patent office), and upon Licensee’s written election provided no later than 30 days after such notice from Licensor, Licensor shall continue prosecution and/or maintenance of such Licensed Patent at Licensee’s direction and expense. If Licensee does not provide such election within 30 days after such notice from Licensor, Licensor may continue prosecution and maintenance of such Licensed Patent or discontinue prosecution and maintenance of such Licensed Patent.

(ii)    Upon written notice to Licensor, Licensee shall have the right to elect to control the preparation, filing, prosecution and maintenance of: (i) the AN352 Patents, AN659 Patents, and 2A Patents from and after [***] [(***)] months from the Effective Date, and (ii) the AN143 Patents if (a) Licensor ceases development of its olorinab compound for a period of [***] [(***)] years, so long as Licensor is not in a partnership or in active partnering discussions with respect to olorinab, or (b) an AN143 Product is granted Regulatory Approval (such elected Patents collectively, the “Elected Patents”). Upon such election, Licensee shall have the first right, but not the obligation, at Licensee’s expense (including attorneys’ fees), to control the preparation, filing, prosecution (including any interferences, reissue proceedings, post-grant proceedings, oppositions and reexaminations) and maintenance of the Elected Patents. In the event that Licensee desires to abandon or cease prosecution or maintenance of any Elected Patent, Licensee shall provide reasonable prior written notice to Licensor of such intention (which notice shall, in any event, be given no later than [***] days prior to the next deadline for any action that may be taken with respect to such Elected Patent with the applicable patent office), and upon such notice, Licensor shall have the option, but not the obligation, to prepare, file, prosecute and maintain such Elected Patent at its sole cost and expense. In addition to the Elected Patents, the Parties may mutually agree to transfer control of preparation, filing, prosecution and maintenance of any Licensed Patent from the Licensor to Licensee.

(b)    Licensee Patents. Licensee shall have the first right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Licensee Patents (excluding its interest in any Joint Patents). Licensee shall keep Licensor reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensee Patents, including the countries in the Territory in which it intends to file, maintain or abandon a given Licensee Patent. Licensee will notify Licensor of all warning letters, conflict proceedings, interferences, reissue proceedings, post-grant proceedings, oppositions and reexaminations or any other material challenge relating to a given Licensee Patent. Licensee will consult with, and consider in good faith, the requests and suggestions of, Licensor with respect to strategies for filing and prosecuting such Licensee Patents. In the event that Licensee desires to abandon or cease prosecution or maintenance of any Licensee Patent, Licensee shall provide reasonable prior written notice to Licensor of such intention (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Licensee Patent with the applicable patent office), and upon Licensor’s written election provided no later than 30 days after

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such notice from Licensee, Licensee shall continue prosecution or maintenance of such Licensee Patent at Licensor’s direction and expense. If Licensor does not provide such election within 30 days after such notice from Licensee or fails to pay for prosecution or maintenance of any Licensee Patent with respect to which it has previously made such election, Licensee may, in its sole discretion, continue prosecution and maintenance of such Licensee Patent or discontinue prosecution and maintenance of such Licensee Patent.

(c)    Joint Patents. The Parties shall discuss a mutually acceptable filing and prosecution strategy for any Joint Patents within 45 days of receiving the invention disclosure for the corresponding Joint Invention, provided that absent such agreement, Licensor shall control the prosecution and maintenance of any Joint Patents in the same manner as Licensed Patents in accordance with Section 8.2(a). Unless the Parties’ agree in writing on an alternative arrangement, Licensor shall be responsible for all costs and expenses of filing, prosecution and maintenance of Joint Patents.

(d)    Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents, Licensee Patents and Joint Patents under this Section 8.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 8.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

8.3    Infringement by Third Parties.

(a)    Notice. In the event that either Licensor or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patent, Licensee Patent or Joint Patent, it shall notify the other Party in writing to that effect.

(b)    Licensed Patents and Joint Patents.

(i)    Licensor shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensed Patent (including any Patents within the New Compound IP) or any Joint Patent at its own expense and by counsel of its own choice. Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Licensor and its counsel will reasonably cooperate with Licensee and its counsel in strategizing, preparing, and litigating any such action or proceeding. If Licensor fails to bring any such action or proceeding with respect to infringement of any Licensed Patent or Joint Patent within 90 days following the notice of alleged infringement, Licensee shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. At Licensee’s request, Licensor agrees to join any such action brought by Licensee if necessary. The Parties may mutually agree to transfer control of enforcement of any of the Licensed Patents or Joint Patents from Licensor to Licensee.

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(ii)    Notwithstanding Section 8.3(b)(i), if under Section 8.2(a)(ii) Licensee has taken control of the preparation, filing, prosecution and maintenance of the Elected Patents, Licensee shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Elected Patent (including Licensed Patents or Patents within the New Compound IP or any Joint Patents that are Elected Patents) at its own expense and by counsel of its own choice. Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Licensee and its counsel will reasonably cooperate with Licensor and its counsel in strategizing, preparing, and litigating any such action or proceeding. At Licensee’s request, Licensor agrees to join any such action brought by Licensee if necessary. If Licensee fails to bring any such action or proceeding with respect to infringement of any Elected Patent within [***] days following the notice of alleged infringement, Licensor shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Further, if under Section 8.2(a)(ii) Licensee has taken control of the preparation, filing, prosecution and maintenance of the Elected Patents, each Party shall reasonably cooperate to avoid making statements or taking actions in connection with patent prosecution or litigation of any infringement action that would be in derogation of, in the case of Licensee, the Elected Patents, and in the case of Licensor, Patents covering Licensor’s compounds other than the Licensed Compounds.

(c)    Licensee Patents. Licensee shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensee Patent (excluding its interest in any Joint Patents) at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Licensee fails to bring any such action or proceeding with respect to infringement of any Licensee Patent within [***] days following the notice of alleged infringement, Licensor shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)    Cooperation; Award. In the event a Party brings an infringement action in accordance with this Section 8.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.3, whether by way of settlement or otherwise, shall be applied first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining amounts shall be retained by the Party that brought and controlled such action; provided, however, that any recovery realized by Licensee as a result of any action or proceeding brought and controlled by Licensee (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be treated as Net Sales for purposes of Section 4.1.

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8.4    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither party shall have the right to settle any patent infringement litigation under this Section 8.4 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

8.5    Marking. To the extent required by Applicable Laws, Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold with the number of each issued Licensed Patent that applies to such Licensed Product.

8.6    Trademarks and Domain Names. Licensee shall own and be responsible for all trademarks, trade names, branding, logos or domain names related to Licensed Products or the company name “Longboard” in the applicable Field in the Territory, and will be responsible for selecting, registering, defending, and maintaining the same at Licensee’s sole cost and expense. Notwithstanding the foregoing, the Parties agree that Licensee shall not own or be responsible for the intent-to-use trademark applications under serial numbers 90232096, 90232106, and 90279251, and any other intent-to-use applications as the Parties may mutually agree, until Licensor files the Amendment to Allege Use or the Allegation of Use for such applications. The Parties further agree that upon written request, Licensor shall promptly transfer (i) the trademarks or trademark applications described in, and subject to, the preceding sentence, and (ii) the domain names including the company name Longboard to Licensee.

9.	TERM; TERMINATION

9.1    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9, shall expire upon the expiration of all payment obligations of Licensee hereunder.

9.2    Termination.

(a)    Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 60 days (or 30 days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such 60-day (or 30-day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period or if not curable within such 60-day period, has taken and continues to take good faith steps to commence the cure and has cured such breach within 120 days after notice from the terminating Party requesting cure of the breach (or such later date as agreed in writing by the Parties). Notwithstanding the foregoing, if Licensee is in material breach of its obligations under Section 3.6 with respect to a Licensed Product Family, Licensor’s right to terminate this Agreement for such material breach shall be limited to a termination of this Agreement solely with respect to such Licensed Product Family.

(b)    Patent Challenge. Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee if Licensee or any of its Affiliates or

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Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent.

(c)    Termination by Licensee. Licensee may terminate this Agreement either with respect to a Licensed Product Family or in its entirety for any reason upon 120 days’ prior written notice to Licensor.

(d)    Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy against such other Party, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within 30 days.

9.3    Effect of Expiration or Termination.

(a)    Effect of Expiration. Upon expiration (but not earlier termination) of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 9.3 or in Section 9.4.

(b)    Effect of Termination. Upon any termination of this Agreement with respect to a Licensed Product Family (such Licensed Product Family or, in the case of a termination of the entire Agreement, each Licensed Product Family, a “Terminated Product”), all rights and obligations of the Parties under this Agreement with respect to the Terminated Product shall terminate, except as provided elsewhere in this Section 9.3 or in Section 9.4; provided that if this Agreement is terminated by Licensor pursuant to Section 9.2, any sublicense granted to a Sublicensee that is not in breach under the applicable sublicense (and whose actions or omissions did not result in a breach by Licensee giving rise to Licensor’s right of termination) will continue as a direct license from Licensor so long as the Sublicensee makes all payments to Licensor required under this Agreement.

(c)    Additional Effects of Termination. Upon any termination of this Agreement with respect to a Licensed Product Family or in its entirety, except termination of this Agreement by Licensee under Section 9.2(a), the following provisions shall apply:

(i)    Licensee shall, and it hereby does, effective as of such termination, grant to Licensor an exclusive, royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicense, under the Licensee Technology, to research, develop, manufacture, have manufactured, use, market, distribute, import, export, offer for sale, promote, sell and have sold the Terminated Products and the applicable Licensed Compounds in the applicable Field.

(ii)    Licensee shall, and it hereby does, effective as of such termination, assign to Licensor all of Licensee’s right, title and interest in and to any and all Terminated Product-specific trademarks used by Licensee and its Affiliates in the Territory, including all goodwill therein, and Licensee shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at [***]’s cost.

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(iii)    As promptly as practicable (and in any event within [***] days) after such termination, Licensee shall: (A) to the extent not previously provided to Licensor, deliver to Licensor true, correct and complete copies of all regulatory filings and registrations (including Regulatory Approvals) for Terminated Products in the applicable Field in the Territory, and disclose to Licensor all Licensee Know-How (including all preclinical and clinical data) not previously disclosed to Licensor; (B) transfer or assign, or cause to be transferred or assigned, to Licensor or its designee (or to the extent not so assignable, take all reasonable actions to make available to Licensor or its designee the benefits of) all regulatory filings and registrations (including Regulatory Approvals) for Terminated Products in the applicable Field in the Territory, whether held in the name of Licensee or its Affiliate; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 9.3(c)(iii) to Licensor.

(iv)    After such termination, at Licensor’s request and expense, Licensee shall assign to Licensor any and all agreements to which Licensee, or its Affiliate, and a Third Party are parties, and are solely related to the development, commercialization and manufacturing activities conducted in connection with the Terminated Product prior to such termination, or if such assignment is not permitted under the relevant agreement, (A) grant to Licensor other rights to provide to Licensor the benefit of such non-assignable agreement, at [***]’s expense, to the extent permitted under the terms of such non-assignable agreement; or (B) to the extent not permitted under the terms of such non-assignable agreement, the Parties shall discuss in good faith an alternative solution to enable Licensor to receive, at [***]’s expense, the benefit of the terms of such non-assignable agreement.

(v)    Licensee shall, as directed by Licensor, at [***]’s expense, use good faith efforts to either wind-down any ongoing development activities of Licensee and its Affiliates and Sublicensees with respect to any Terminated Products in the applicable Field in the Territory in an orderly fashion or promptly transfer such development activities to Licensor or its designee, in compliance with all Applicable Laws.

(d)    Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes subject to continuing confidentiality obligations under this Agreement.

9.4    Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Section 2.3(b) (Negative Covenants), Section 2.4 (No Implied Licenses); Section 4.2 (Royalty Term)

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(solely with respect to the conversion of the license to a fully-paid, irrevocable and perpetual license); Section 5.2 (Exchange Rate; Manner and Place of Payment) through Section 5.4 (Late Payments) (in each case, solely to the extent of accrued obligations as contemplated under this Section 9.4); Section 6.1 (Confidential Information) through Section 6.4 (Public Announcements); Section 6.6 (Prior Non-Disclosure Agreement); Section 6.7 (Equitable Relief); Section 7.5 (Disclaimer); Section 7.6 (Limitation of Liability), Section 8.1 (Ownership of Inventions); Section 8.2(c) (Joint Patents); Section 8.2(d) (Cooperation of the Parties); Section 8.3 (Infringement by Third Parties) through Section 8.4 (Infringement of Third Party Rights) (in each case, with respect to proceedings to the extent relating to events occurring prior to the effective date of termination); Section 8.6 (Trademarks and Domain Names); Section 9.3 (Effects of Expiration or Termination); Section 9.4 (Accrued Obligations; Survival); Section 10.1 (Indemnification of Licensor) through Section 10.3 (Procedure); Article 1 (Definitions), Article 11 (Dispute Resolution) and Article 12 (Miscellaneous) of this Agreement shall survive expiration or any termination of this Agreement.

9.5    Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

10.	INDEMNIFICATION

10.1    Indemnification of Licensor. Licensee shall indemnify and hold harmless each of Licensor and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), incurred by any Licensor Indemnitee as a result of any claims, demands, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) arising directly or indirectly out of: (a) the practice by Licensee or its Affiliates or Sublicensees of the License; (b) the development, manufacture, use, handling, storage, sale or other disposition of Licensed Compounds and Licensed Products by Licensee or its Affiliates or Sublicensees; (c) the negligence or willful misconduct of any Licensee Indemnitee; or (d) any breach of any representations, warranties or covenants by Licensee under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Licensor set forth in Section 10.2.

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10.2    Indemnification of Licensee. Licensor shall indemnify and hold harmless each of Licensee and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Licensee Indemnitees”), from and against any and all Losses incurred by any Licensee Indemnitee as a result of any Third Party Claims arising directly or indirectly out of: (a) the negligence or willful misconduct of any Licensor Indemnitee; or (b) any breach of any representations, warranties or covenants by Licensor under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Licensee set forth in Section 10.1.

10.3    Procedure. A Licensor Indemnitee or Licensee Indemnitee that intends to claim indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 10 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 10 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

10.4    Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

11.	DISPUTE RESOLUTION

11.1    Disputes. Subject to Section 11.3, upon the written request of either Party to the other Party, any claim, dispute, or controversy arising out of or relating to this Agreement, including any question regarding its formation, existence, validity, interpretation, performance, breach, termination or enforceability thereof, or any dispute regarding non-contractual obligations arising out of or relating to it (each, a “Dispute”) will be referred to the Executive Officers (or such Executive Officer’s designee with decision-making authority) for attempted resolution. In the event such executives are unable to resolve such Dispute within 30 days after the initial written request, then, upon the written demand of either Party, the Dispute shall be subject to arbitration, as provided in Section 11.2, except as expressly set forth in Section 11.3.

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11.2    Arbitration.

(a)    Claims. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within 30 days after a Party’s initial written request for resolution, shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered by the American Arbitration Association (the “AAA”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in San Diego, California. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.

(b)    Arbitrators’ Award. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Either Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, (ii) to award punitive damages or any other damages expressly excluded under this Agreement, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c)    Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the AAA and the arbitrator.

11.3    Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

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12.	MISCELLANEOUS

12.1    Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, U.S., without regard to the conflicts of law provisions thereof.

12.2    Entire Agreement; Amendment. This Agreement, including the Exhibits and Appendices hereto, together with the Development Plan between the Parties, sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.3    Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.4    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)    in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided, however, that (i) in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) (A) existing prior to the transaction, or (B) developed after the transaction without use of such Party’s intellectual property, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement, and (ii) in the event such transfer or sale includes any Patents directed to both an AN143 Compound (or AN143 Product) and one or more other compounds or products other than an AN143 Compound (or AN143 Product), Licensor shall provide Licensee with a signed writing of the acquiring Party’s consent to be bound by Section 2.1(a) of this Agreement, including the covenant not to sue therein; or

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(b)    to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, including, for the avoidance of doubt, the covenants not to sue granted in Section 2.1.

The rights and obligations of the Parties under this Agreement—including, for the avoidance of doubt, the covenants not to sue granted in Section 2.1—shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 12.5. Any assignment not in accordance with this Agreement shall be void.

12.6    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

12.7    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties shall use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.

12.8    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or electronic mail confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by overnight courier, the three Business Days after delivery; or (c) if sent by electronic mail, upon electronic confirmation of receipt.

if to Licensor:	Arena Pharmaceuticals Inc. 6154 Nancy Ridge Drive San Diego, CA 92121 Attn: General Counsel Email: [***]

34.

with a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 USA Attention: L. Kay Chandler Email: kchandler@cooley.com

if to Licensee:	Longboard Pharmaceuticals, Inc. 6154 Nancy Ridge Drive San Diego, CA 92121 Attn: Chief Executive Officer Email: [***]

with a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 USA Attention: L. Kay Chandler Email: kchandler@cooley.com

12.9    Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than the obligation to make payment when due) by reason of any event beyond such Party’s reasonable control including acts of God, fire, flood, explosion, earthquake, or other natural forces, epidemic, pandemic, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any governmental action in response to any of the foregoing, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [***] days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

12.10    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party

35.

may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.11    Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

36.

IN WITNESS WHEREOF, the Parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.

ARENA PHARMACEUTICALS INC.		LONGBOARD PHARMACEUTICALS, INC.

By:	/s/ Amit D. Munshi	By:	/s/ Kevin Lind
Name:	Amit D. Munshi	Name:	Kevin Lind
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO LICENSE AGREEMENT

Appendix A

Certain Definitions

“AN659 Field” shall mean all therapeutic, prophylactic, and diagnostic uses in humans for sporadic Alzheimer’s disease, familial Alzheimer’s disease, amyotrophic lateral sclerosis, Parkinson’s disease, [***], [***], [***], [***], multiple sclerosis, Huntington’s disease, [***], and Dravet syndrome. For clarity, the AN659 Field shall not include any other neurological indications without Licensor’s written consent, which shall not be unreasonably withheld.

“CNS Indication” shall mean any disease, disorder or condition of the central nervous system in humans, including, without limitation, (i) [***] (i.e., [***], [***]), [***] (i.e., [***], [***], [***]), [***] (i.e., [***], [***]), [***] (i.e., [***]), and [***], [***], and (ii) [***], [***], [***], sporadic Alzheimer’s disease, familial Alzheimer’s disease, amyotrophic lateral sclerosis, Parkinson’s disease, [***], [***], [***], [***], multiple sclerosis, Huntington’s disease, [***], Dravet syndrome and [***]. Notwithstanding the foregoing, CNS Indication shall not mean (a) any indication in which the treatment, prevention or amelioration of pain in any form would be a primary efficacy endpoint in a clinical trial or (b) any gastrointestinal disorder, non-central nervous system autoimmune disorder or cardiovascular disorder.

“Licensor Product” shall mean any of etrasimod, lorcaserin, nelotanserin, olorinab, or temanogrel, in any dosage strength or formulation.

Appendix B

Development Plan

[***]

Exhibit 1.1

2A Compound

[***]

Exhibit 1.5

2A Patents

[***]

Exhibit 1.11

AN143 Compound

[***]

Exhibit 1.15

AN143 Patents

[***]

Exhibit 1.18

AN352 Compound

[***]

Exhibit 1.22

AN352 Patents

[***]

Exhibit 1.25

AN659 Compound

[***]

Exhibit 1.29

AN659 Patents

[***]